EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Energous Corporation on Forms S-3 (No. 333-226739 and 333-248832) and Forms S-8 (No. 333-196360, 333-204690, 333-214785, 333-223747, 333-225396 and 333-248536) of our report dated March 24, 2021 with respect to our audits of the financial statements of Energous Corporation as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

March 24, 2021